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Exhibit 2.2

AGREEMENT AND PLAN OF MERGER

        AGREEMENT AND PLAN OF MERGER, dated as of September 28, 2006 (this "Agreement"), by and among GT SOLAR INCORPORATED, a Delaware corporation ("GT " or, with regard to the period upon and after the Effective Time (as hereinafter defined), the "Surviving Corporation"), GT SOLAR INTERNATIONAL, INC., a Delaware corporation ("Holdco"), which is a direct wholly owned subsidiary of GT, and GT SOLAR MERGER CORP., a Delaware corporation ("Merger Sub"), which is a direct wholly owned subsidiary of Holdco and an indirect wholly owned subsidiary of GT (GT and Merger Sub, collectively, the "Constituent Corporations" and each, a "Constituent Corporation").

W I T N E S S E T H:

        WHEREAS, GT is a corporation organized and existing under the General Corporation Law of the State of Delaware (the "DGCL") and is authorized to issue a total of 10,000,000 shares of common stock, par value $.01 per share ("GT Common Stock");. As of the close of business on September 27, 2006, there were 8,370,000 shares of GT Common Stock issued and outstanding (the "Outstanding GT Common Shares") and (ii) 630,000 shares of GT Common Stock reserved for issuance upon exercise of stock options of GT outstanding or which may be granted pursuant to GT's Amended and Restated 2006 Stock Option Plan (the "GT Option Plan");

        WHEREAS, Merger Sub is a corporation organized and existing under the DGCL and is authorized to issue a total of 100 shares, in a single class of common stock, par value $.01 per share ("Merger Sub Common Stock"), of which, as of the date hereof, 100 shares are issued and outstanding (the "Outstanding Merger Sub Common Shares");

        WHEREAS, as of the date hereof, Holdco holds of record all of the Outstanding Merger Sub Common Shares, and no shares of Merger Sub Common Stock are issued but not outstanding;

        WHEREAS, Holdco is a corporation organized and existing under the DGCL and is authorized to issue a total of 10,000,000 shares of common stock, par value $.01 per share ("Holdco Common Stock"). As of the date hereof, there are 100 shares issued and outstanding of Holdco Common Stock (the "Outstanding Holdco Common Shares");

        WHEREAS, as of the date hereof, GT holds of record all of the Outstanding Holdco Common Shares, and no shares of Holdco Common Stock are issued but not outstanding; and

        WHEREAS, the respective Boards of Directors of GT, Merger Sub and Holdco have determined that it is advisable and in the best interests of each of GT, Merger Sub and Holdco and their respective stockholders that Merger Sub be merged with and into GT, with GT continuing as the Surviving Corporation, in accordance with the terms and conditions of this Agreement (the "Merger"), and accordingly the Boards of Directors of each of GT, Merger Sub and Holdco have approved, authorized and adopted this Agreement and the transactions contemplated hereby, including the Merger.

        NOW, THEREFORE, in consideration of the premises, the mutual agreements, promises, covenants, representations, warranties, acknowledgments and other terms, conditions, and provisions set forth herein, and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties agree as follows:

ARTICLE I

THE MERGER

        Section 1.1    The Merger; Filing and Effective Time.    Subject to and in accordance with the terms and conditions of this Agreement and the DGCL, (i) at the Effective Time, Merger Sub shall be merged with and into GT, with GT continuing as the Surviving Corporation, and (ii) the Surviving Corporation shall cause the Merger to be consummated by filing a duly executed and delivered certificate of merger as required by the DGCL (the "Certificate of Merger"), with the Secretary of State of the State of Delaware at or as soon as practicable after the Closing (as defined below). The Merger shall become effective at the time the Certificate of Merger is so filed (the "Effective Time").

        Section 1.2    Closing.    Subject to and in accordance with the terms and conditions of this Agreement, the closing of the Merger (the "Closing") shall take place as soon as practicable after satisfaction of the latest to occur of the conditions set forth in Article IV hereof (the "Closing Date"), at the office of Kirkland & Ellis LLP, 777 South Figueroa Street, Los Angeles, California 90017, unless another date or place is agreed to in writing by the parties hereto.

        Section 1.3    Effects of the Merger.    The Merger shall have the effects set forth in Section 259 of the DGCL.

        Section 1.4    Certificate of Incorporation of the Surviving Corporation.    The Amended and Restated Certificate of Incorporation of GT, as in effect immediately prior to the Effective Time (the "GT Charter"), shall be and continue in full force and effect as the certificate of incorporation of the Surviving Corporation upon and after the Effective Time, unless and until duly amended, altered, changed, repealed, and/or supplemented in accordance with the DGCL (which power and right to amend, alter, change, repeal, and/or supplement, at any time and from time to time after the Effective Time, are hereby expressly reserved).

        Section 1.5    Bylaws of the Surviving Corporation.    The Amended and Restated Bylaws of GT as in effect immediately prior to the Effective Time (the "GT Bylaws"), shall be and continue in full force and effect as the bylaws of the Surviving Corporation upon and after the Effective Time, unless and until duly amended, altered, changed, repealed, and/or supplemented in accordance with the DGCL (which power and right to amend, alter, change, repeal, and/or supplement, at any time and from time to time after the Effective Time, are hereby expressly reserved).

        Section 1.6    Directors of the Surviving Corporation.    The respective members constituting the whole Board of Directors of GT (the "GT Board") immediately prior to the Effective Time shall be and continue as the respective members constituting the whole Board of Directors of the Surviving Corporation upon and after the Effective Time, until such members' respective successors are duly elected and qualified or until such members' earlier death, resignation, disqualification or removal and unless and until the number of members of such Board of Directors shall be duly increased or decreased in accordance with the DGCL (which power and right to increase and decrease, at any time and from time to time after the Effective Time, are hereby expressly reserved).

        Section 1.7    Officers of the Surviving Corporation.    Each person serving as an officer of GT immediately prior to the Effective Time shall be and continue as an officer of the Surviving Corporation, holding the same office or offices, upon and after the Effective Time, until such person's successor is chosen and qualified or until such person's earlier death, resignation, disqualification, or removal (which power and right to remove are hereby expressly reserved).

        Section 1.8    Further Assurances.    At any time and from time to time upon and after the Effective Time, as and when required or deemed desirable by the Surviving Corporation or its successors or assigns, there shall be executed, acknowledged, certified, sealed, delivered, filed, and/or recorded, in the name and on behalf of any and each Constituent Corporation, such deeds, contracts, consents, certificates, notices, and other documents and instruments, and there shall be done or taken or caused to be done or taken, in the name and on behalf of any and each Constituent Corporation, such further and other things and actions as shall be appropriate, necessary, or convenient to acknowledge, vest, effect, perfect, conform of record, or otherwise confirm the Surviving Corporation's (or its successors' or assigns') right, title, and interest in kind to, and possession of, all the property, interests, assets, rights, privileges, immunities, powers, franchises, and authority of each Constituent Corporation held immediately prior to the Effective Time, and otherwise to carry out and effect the intent and purposes of this Agreement and the Merger. The officers and directors of the Surviving Corporation (or its successors or assigns), and each of them, upon and after the Effective Time, are and shall be fully authorized, in the name and on behalf of each Constituent Corporation, to do and take and cause to be done and taken any and all such things and actions, and to execute, acknowledge, certify, seal, deliver, file, and/or record any and all such deeds, contracts, consents, certificates, notices, and other documents and instruments.

ARTICLE II

EFFECT OF THE MERGER

        Section 2.1    Effect on Capital Stock.    Upon and as of the Effective Time, by virtue of the Merger and without any action on the part of the holders of the respective shares:

          Section 2.2    Conversion of Merger Sub Shares.    Each Outstanding Merger Sub Common Share shall, by virtue of the Merger and without any action on the part of the Constituent Corporations or Holdco, be converted into one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share (the "Surviving Corporation Common Stock"), of the Surviving Corporation, to be issued and deemed to have been issued by the Surviving Corporation automatically and immediately upon and as of the Effective Time; the capital of the Surviving Corporation in respect of each share of Surviving Corporation Common Stock to be an amount equal to the par value thereof as permitted under the DGCL and such Outstanding Merger Sub Common Shares shall be canceled and cease to exist.

          Section 2.3    Conversion of GT Shares.    Each Outstanding GT Common Share shall be converted into the right to receive one validly issued, fully paid and nonassessable share of Holdco Common Stock (the "Merger Consideration"), and the Outstanding GT Common Shares shall be canceled and cease to exist. On and after the Effective Time, the holders of certificates (the "Certificates"), which immediately prior to the Effective Time evidenced the Outstanding GT Common Shares, shall cease to have any right as stockholders of GT, except the right to receive the Merger Consideration for each share of GT Common Stock held by them.

          Section 2.4    Cancellation of Holdco Shares.    Each Outstanding Holdco Common Share shall be cancelled with no consideration paid therefore.

          Section 2.5    Treatment of GT Stock Options.    Each outstanding option to acquire shares of GT Common Stock shall be treated in the manner set forth in Section 3.1.

ARTICLE III

ADDITIONAL AGREEMENTS

        Section 3.1    GT Stock Options.    Upon and as of the Effective Time, to the fullest extent permitted by applicable law, Holdco shall assume all of GT's obligations, and GT shall have no further obligations, with respect to any then-outstanding option (each, a "GT Option") to acquire shares of GT Common Stock issued under any stock option plan, agreement or similar arrangement of GT (including the GT Option Plan) and the due exercise of rights under any such GT Option shall entitle the holder thereof to acquire, upon the same terms and conditions, including, but not limited to, the per share exercise price, that were applicable under the corresponding GT Option, a number of shares of Holdco Common Stock identical to the class and number of shares of GT Common Stock that were, as of immediately prior to the Effective Time, subject to such corresponding GT Option (a "Holdco Option"). GT and Holdco agree to take all corporate and other action as shall be necessary to effectuate the foregoing, and GT shall use its reasonable best efforts to obtain, if required, prior to the Closing Date, such consent of each holder of an GT Option as shall be necessary to effectuate the foregoing. Holdco shall take all corporate and other action necessary to reserve and make available for issuance upon the due exercise of rights under the Holdco Options a sufficient number of shares of

Holdco Common Stock, and as soon as practicable following the Effective Time, shall provide to the record holders of the Holdco Options appropriate notice of such holder's rights thereunder.

        Section 3.2    Other Agreements.    At the Effective Time, Holdco shall assume any obligation of GT to deliver or make available shares of GT Common Stock under any instrument, agreement or employee benefit plan not referred to in this Article III to which GT or any of its subsidiaries is a party. Any reference to GT Common Stock under any such instrument, agreement or employee benefit plan shall be deemed to be a reference to Holdco Common Stock and one share of Holdco Common Stock shall be issuable in lieu of each share of GT Common Stock required to be issued by any such instrument, agreement or employee benefit plan, subject to subsequent adjustment as provided in any such instrument, agreement or employee benefit plan.

        Section 3.3    Stockholders' Agreement.    At the Effective Time, Holdco shall assume any obligation of GT under GT's Employee Stockholders' Agreement, dated as of December 30, 2005, by and among GT and the stockholders that are a party thereto (the "Stockholders' Agreement"), such that, at the Effective Time, the stockholders of Holdco shall be entitled to the same rights and subject to the same obligations that such stockholders had with respect to GT under the Stockholders' Agreement immediately prior to the Effective Time.

ARTICLE IV

CONDITIONS PRECEDENT

        Section 4.1    Conditions to Each Party's Obligation to Effect the Merger.    The respective obligations of each party under this Agreement shall be subject to the satisfaction at or prior to the Closing of the following conditions:

            (a)    Stockholder Approval.    This Agreement and the Merger shall have been approved by the written consent of the holders of the requisite Outstanding Merger Sub Common Shares and Outstanding GT Common Shares.

            (b)    Legal Action.    No judgment, order, decree, statute, law, ordinance, rule or regulation, entered, enacted, promulgated, enforced or issued by any foreign, United States, state or local governmental entity or municipality or subdivision thereof or court, tribunal, commission, board, bureau, agency or legislative, executive, governmental or regulatory authority or agency (a "Governmental Entity") of competent jurisdiction or other legal restraint or prohibition shall be in effect preventing the consummation of the Closing.

ARTICLE V

TERMINATION AND AMENDMENT

        Section 5.1    Termination.    This Agreement may be terminated and the Merger contemplated hereby abandoned at any time prior to the Effective Time by action of either the GT Board, the Holdco Board or the Board of Directors of Merger Sub, if such Board of Directors shall determine that for any reason the completion of the transactions provided for herein would be inadvisable or not in the best interest of such corporation and its stockholders. In the event of such termination and abandonment, this Agreement shall become void and neither GT, Holdco, Merger Sub nor their respective stockholders, directors or officers shall have any liability with respect to such termination and abandonment.

        Section 5.2    Amendment.    At any time prior to the Effective Time, this Agreement may be supplemented, amended or modified by the mutual consent of the parties hereto.

ARTICLE VI

MISCELLANEOUS PROVISIONS

        Section 6.1    Severability.    If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any rule of law or public policy, all other terms, conditions, and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

        Section 6.2    Entire Agreement.    This Agreement constitutes the entire agreement among the parties regarding the subject matter hereof, and supercedes all prior agreements and undertakings, both written and oral, among the parties or of any of them regarding such subject matter.

        Section 6.3    Governing Law.    This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware.

        Section 6.4    Headings.    The headings set forth herein are for convenience only and shall not be used in interpreting the text of the section in which they appear.

        Section 6.5    Counterparts.    This Agreement may be executed in one or more counterparts which together shall constitute a single agreement.

* * * * * *

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

GT SOLAR INCORPORATED, a Delaware corporation
By:	/s/ Kedar P. Gupta
Name:	Kedar P. Gupta
Title:	Chief Executive Officer
GT SOLAR INTERNATIONAL, INC., a Delaware Corporation
By:	/s/ Kedar P. Gupta
Name:	Kedar P. Gupta
Title:	Chief Executive Officer
GT MERGER CORP., a Delaware Corporation
By:	/s/ Kedar P. Gupta
Name:	Kedar P. Gupta
Title:	Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

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  Exhibit 2.2